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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Boston Properties, Inc. on Forms S-3 (File Numbers, 333-101255, 333-36142, 333-39114, 333-40618, 333-51024, 333-58694, 333-60219, 333-61799,
333-64902, 333-68379, 333-69375, 333-70765, 333-80513, 333-81355, 333-82498,
333-83859, 333-83861, 333-83863, 333-83867,333-83869, 333-86585, 333-91425 and
333-92402) and on Forms S-8 (File Numbers 333-52845, 333-54550, 333-70321 and
333-81824) of our report dated November 22, 2002 with respect to the Combined Statement of Revenue Over Certain Operating Expenses of 399 Park Avenue for the year ended December 31, 2001, which report is included in this Form 8-K/A of Boston Properties, Inc., dated as of September 25, 2002.


/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
December 13, 2002